WILDMAN, HARROLD, ALLEN & DIXON
                           225 WEST WACKER DRIVE
                       CHICAGO, ILLINOIS  60606-1229
                              (312) 201-2000
                           FAX:  (312) 201-2555


ROGER G. FEIN
(312) 201-2536
E-mail: fein@whad.com                   August 2, 1999


VIA EDGAR AND FedEx

Mr. David M. Lynn, Special Counsel
United States Securities and Exchange Commission
450 Fifth Street, N.W., Mail Stop 4-9
Washington, DC   20549

          Re: Inland Retail Real Estate Trust, Inc. (the "Company") File No. 333-64391
               Registration Statement on Form S-11

Dear Mr. Lynn:

      On behalf of the Company, enclosed is a copy of the Company's Post-Effective Amendment No. 1. It consists of the following:

     1. Supplement No. 4 dated August 2, 1999 to the Company's Prospectus dated February 11, 1999, which will be delivered as an unattached document along with the Prospectus;

      2. Sticker Supplement No. 4 dated August 2, 1999 to the Company's Prospectus dated February 11, 1999, which will be affixed to the bottom five inches of the cover page of the Prospectus so that it will not in any way cover the bullet point risk factors on the cover page;

     3.   The Company's Prospectus dated February 11, 1999;

     4.   Part II; and

     5.   Signatures.

     Supplement No. 4 combines, amplifies and updates the disclosures which had been included in Supplements Nos. 1, 2 and 3 dated May 10, June 10 and July 8, 1999, respectively. Therefore, Supplement No. 4 supersedes those prior three Supplements. Supplement No. 4 also includes:

     - appropriate information concerning a fourth property purchased since the date of Supplement No. 3, Boynton Commons;

     - appropriate financial statements for the Company and each of the four properties now owned by the Company and pro forma financial statements (which have been previously filed with Form 8-K Reports);

     -    an "Expert" section;

     - updated Prospectus sections "Prior Performance of the Company's Affiliates" (updated through June 30, 1999); "Management's Discussion and Analysis of Financial Condition and Results of Operations" (updated through March 31, 1999); and "Plan of Distribution" (updated through July 26, 1999); and

     - updated Prior Performance Tables (Appendix A) (updated for the three years ending December 31, 1998).

      Part II is basically the same as the last amendment prior to effectiveness of the registration statement, except it has been put in plain English, and except for the following:

     -    the Item 31 expenses have been updated through June 30, 1999;

     - the financial statements filed as part of Post-Effective Amendment No. 1 and included in Supplement No. 4 are listed under Item 36(a);

     - new Exhibits 10.7 and 23.1(a) are listed under Item 36(b)(i) and filed as Exhibits; and

     - Table VI has been updated to delete 1995 transactions and to include 1998 transactions.

     Post-Effective Amendment No. 1 was filed by EDGAR on August 2, 1999.



           Because this offering is continuing and because most of the disclosures and the financial statements have been previously filed with the SEC, the Company requests that Post-Effective Amendment No. 1 be declared effective as promptly as practicable. Your cooperation in this regard will be appreciated.

     Please acknowledge receipt of this letter and the mentioned enclosures by date stamping the enclosed duplicate copy of this letter and returning it in the enclosed self-addressed stamped envelope. Thank you.

                              Sincerely yours,

                              /s/ Roger G. Fein

                              Roger G. Fein

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